UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 15, 2015

BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On May 15, 2015, Boise Cascade Company (the “Company”) amended and restated its senior secured asset-based revolving credit facility. See Item 2.03 below.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 15, 2015, the Company and its principal operating subsidiaries, Boise Cascade Wood Products, L.L.C., and Boise Cascade Building Materials Distribution, L.L.C., as borrowers, and Boise Cascade Wood Products Holdings Corp., Chester Wood Products LLC, and Moncure Plywood LLC, as guarantors, entered into an Amended and Restated Credit Agreement (Amended Agreement) with Wells Fargo Capital Finance, LLC, as administrative agent, and the lenders from time to time party thereto. The Amended Agreement amends and restates a credit agreement originally dated July 13, 2011 (Prior Agreement) as amended, restated, supplemented, or otherwise modified before the date of the Amended Agreement. The principal changes resulting from the Amended Agreement were to add a term loan component and to extend the maturity date of the facility.

The Amended Agreement consists of a $350.0 million (subject to an increase pursuant to an accordion feature) revolving loan (Revolver) maturing on April 30, 2020 and a new $50.0 million term loan (Term Loan) maturing on May 1, 2022. Borrowings under the Amended Agreement are constrained by a borrowing base formula dependent upon levels of eligible receivables and inventory reduced by outstanding borrowings and letters of credit (Availability). Borrowings under the Revolver may be repaid and re-borrowed from time to time at the discretion of the borrowers without premium or penalty. Borrowings under the Term Loan may also be repaid from time to time at the discretion of the borrowers without premium or penalty. However, any principal amount of Term Loan repaid, may not be subsequently re-borrowed.

Interest rates under the Amended Agreement are based, at the Company’s election, on either the London Interbank Offered Rate (LIBOR) or a base rate, as defined in the agreement, plus a spread over the index. The applicable spread for the Revolver did not change from the Prior Agreement. The applicable spread for the Term Loan ranges from 0.75% to 1.25% for base rate loans, and 1.75% to 2.25% for LIBOR rate loans, both dependent on the amount of Average Excess Availability (as defined in the Amended Agreement). The Term Loan was issued by two institutions within the farm credit system and will be eligible for patronage credits.

The Amended Agreement is secured by a first priority security interest in substantially all of the assets of the borrowers and the guarantors except property and equipment.

At closing, the $50.0 million Term Loan was borrowed and the Company had approximately $8 million of letters of credit outstanding that further reduce Availability under the facility. Proceeds from the Term Loan were used to fund a $40.0 million discretionary pension contribution and for general corporate purposes.

The foregoing summary is qualified in its entirety to the complete text of the Amended Agreement, a copy of which will be filed as an exhibit to our second quarter 2015 Form 10-Q filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ John T. Sahlberg
John T. Sahlberg Senior Vice President, Human Resources and General Counsel
Date: May 15, 2015